Exhibit 99.3

Pending Merger of Mid Penn Bank and Miners Bank
Bringing the best in banking to our communities!

Q&As to Address Customers

Q:	Is Mid Penn Bank changing its name?
A:	No.

Q:	Is Miners Bank changing its name?
A:	No; however, branding and signage will be updated, once the merger is completed, to reflect it is a division of Mid Penn Bank.

Q:	Will this affect rates or products in any manner?
A:	At this time there are no changes slated for rates or products. However, each bank will continue to operate independently until the merger is completed.

Q:	What about online banking?
A:
You will not see any changes in Mid Penn’s online banking as a result of this transaction. However, you will see online banking improvements coming soon that were developed prior to news of the acquisition.

Q:	Will any branches be closing?
A:	No branch closings are expected as a result of this acquisition.

Q:	Will Mid Penn Bank customers be able to use Miners Bank branches? Will Miners Bank customers be able to utilize Mid Penn Bank branches?
A:
Once all steps of the acquisition are completed, Mid Penn customers will be able to utilize Miners Bank branches. Locations are available in Schuylkill and Luzerne counties in Frackville, Hazleton, Minersville and Tremont. Miners Bank customers will be able to utilize Mid Penn Bank branches as well.

Q:	How will this impact service?
A:	If anything, our service will only become better! Having a bigger team will mean we can offer better resources in our branches, online and by phone. We will continue to offer the same branch hours.

Q:	I am a shareholder – will there be a special shareholders meeting?
A:	Yes, and you will be sent materials in advance of the meeting.

(Continued on next page)

Q:	With Mid Penn growing, will I see changes that will make the bank less community-minded?
A:	Not at all – both Mid Penn and Miners are dedicated to doing what is best for their communities and customers.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Mid Penn Bancorp, Inc. (“Mid Penn”) will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of Mid Penn common stock to be issued to the shareholders of Phoenix Bancorp, Inc. (“Phoenix”), Miners Bank’s bank holding company. The registration statement will include a joint proxy statement/prospectus, which will be sent to the shareholders of Phoenix and Mid Penn seeking their respective approvals of the merger. In addition, each of Mid Penn and Phoenix may file other relevant documents concerning the proposed merger with the SEC.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MID PENN, PHOENIX AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when they become available, through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus, when they become available, also may be obtained by directing a request by telephone or mail to Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, Attention: Investor Relations (telephone: 717-692-7105) or Phoenix Bancorp, Inc., Rockwood Center, 1504 Rt. 61 South, Pottsville, Pennsylvania 17901, Attention: Investor Relations (telephone: 570-544-6438) or by accessing Mid Penn’s website at www.midpennbank.com under “Investors” or Phoenix’s website at www.theminersbank.com under “Phoenix Bancorp.” The information on Mid Penn’s and Phoenix’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Mid Penn, Phoenix and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of Phoenix and Mid Penn in connection with the merger. Information about the directors and executive officers of Mid Penn is set forth in the proxy statement for Mid Penn’s 2014 annual meeting of shareholders filed with the SEC on March 27, 2014. Additional information regarding the interests of the participants and other persons who may be deemed participants in the merger and description of their direct and indirect interests, by security holdings, may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available.